Exhibit 99.1

Allarity Therapeutics CEO Letter to Shareholders

BOSTON, August 11, 2023

Dear Allarity Therapeutics Shareholders:

As we recently marked the end of my first year as CEO, I wanted to reflect on our collective journey, address concerns that have been raised, acknowledge challenges we have faced, and highlight the significant progress we have towards “Realizing the Promise of Personalized Cancer Care.” As always, your continuing support of, and trust in, our mission remain essential to our progress, and I am grateful for your steadfast dedication to Allarity Therapeutics.

First, from the time of our Nasdaq listing in late 2021 to the present time, we acknowledge and are equally frustrated by the decline of our market capitalization. Our executive management and clinical teams continue to firmly believe that Allarity’s current share price and market capitalization are truly not indicative of the underlying value of our therapeutic programs, our DRP® platform technology, or our Company.

That being said, I am thrilled to acknowledge that we have succeeded, despite an incredibly difficult life sciences capital market environment over the past 18 months, to raise capital needed to advance our clinical programs towards anticipated interim data readouts for our two Phase 2 clinical trials (for stenoparib and IXEMPRA®) later this year.

Since the start of 2023, Allarity Therapeutics has successfully raised a total of $18.5 million of new investment capital. We have doggedly succeeded in these new capitalizations against the backdrop of a capital market (for sub-$100M market capitalization public companies) that has seen an overall decline of 55% since January 2022 and during which dozens of biotech companies in our sector have gone bankrupt, been dissolved, or substantially suspended operations and laid off employees. Despite these very challenging headwinds, we have persisted in securing the necessary financing to advance our vision and the potential of our innovative oncology therapeutics pipeline together with our core DRP® companion diagnostics platform.

I am extremely pleased with, and thankful for, the non-stop efforts and commitment of our executive team, our employees, and our external team of advisors, legal counsel, and consultants for helping us weather this continuing storm. But, the reality is that we cannot advance our clinical programs and enhance shareholder value without accessing new capital to support our efforts. So, we must “continue the march” towards that goal.

Our success in raising new capital resulted, among other clinical program progress, in the initiation of Allarity’s first combination therapy study, for stenoparib + dovitinib in a Phase 1b/2 clinical trial, in early 2023. This milestone marks the first major event in the strategic refocus of our pipeline development activities announced in August of last year.

Allarity Therapeutics, Inc.   I   24 School Street, 2nd Floor    I   Boston, MA   I   U.S.A.    I   NASDAQ: ALLR    I   www.allarity.com

Additionally, Allarity recently issued two press releases highlighting positive clinical data from studies prospectively using our DRP® companion diagnostics (CDx) to improve cancer treatments.

●	In our ongoing IXEMPRA® Phase 2 trial in Europe, we announced very early data relating to the use of our DRP®-IXEMPRA® CDx for patient selection and treatment. The data indicated promising, early signs of improved clinical benefit in metastatic breast cancer (mBC), with notable data on tumor shrinkage and stable disease periods.

●	Additionally, our concluded Phase 2 trial with one of Allarity’s prior programs, LiPlaCis® (a novel liposomal formulation of the chemotherapeutic, cisplatin) in metastatic breast cancer patients (mBC) showcased the DRP®’s ability to identify mBC patients that would likely benefit from this drug (which is now out-licensed). The encouraging results of this clinical study were selected and accepted for abstract presentation at the 2023 ASCO Annual Meeting in Chicago and were published on June 3 of this year.

These prospective trial data support what we have seen in many previous retrospective studies: the significant potential for our DRP® CDx to improve cancer patient care by identifying those most likely to respond to a given treatment. With these recent data, we remain highly optimistic about the progress of our ongoing clinical programs and the advancement of our core DRP® platform. Our commitment to DRP® CDx is unwavering and with your ongoing trust and support, we will continue to push through these challenging times to finance our clinical programs and succeed in Allarity’s vision to advance personalized medicine for cancer patients.

I am further pleased to announce that our PARP inhibitor, stenoparib, is now our lead clinical asset, and is currently being advanced in two out of three of our ongoing clinical trials. We will continue to focus our energies, efforts, and resources on advancing clinical development of stenoparib, supported by continuing clinical development of our IXEMPRA® and dovitinib assets, both of which we continue to believe have substantial clinical and commercial potential.

Most recently, we announced the expansion of our Board of Directors with several new, highly-qualified and independent Directors, which completes a Board restructuring that we initiated shortly after Allarity was listed on Nasdaq. Our Board is now the strongest and most qualified that it has ever been, and will provide us with the highest level of corporate oversight and guidance.

On the heels of our Board expansion, we also recently announced a clinical development collaboration with FivepHusion in which Allarity will support their clinical advancement of Deflexifol™ (a novel and promising formulation of the widely used chemotherapeutic 5-fluorouracil (5FU)) with our validated 5FU-DRP® CDx, among others, to select and treat cancer patients most likely to respond to Deflexifol™. This exciting clinical collaboration demonstrates our continued commitment to “Realizing the Promise of Personalized Cancer Care” through the use of DRP® CDx, and also provides us with an opportunity to monetize certain of our validated DRP® CDx’s that are outside the scope of our own therapeutic development programs and focus.

Allarity Therapeutics, Inc.   I   24 School Street, 2nd Floor    I   Boston, MA   I   U.S.A.    I   NASDAQ: ALLR    I   www.allarity.com

Additionally, we continue to explore potential strategic partnerships, merger & acquisition opportunities. Both the Board and the executive management team take evaluation of such potential opportunities seriously. Our evaluation reflects not only our commitment to advancing the mission and pipeline of Allarity, but also our efforts to enhance shareholder value.

In closing, over the past year, we have been working tirelessly to reset the stage for Allarity to enjoy a stronger financial footing. Our goal is to succeed in advancing our clinical programs, thereby optimizing the potential for enhanced Shareholder value, while also achieving our vision and mission to improve care for cancer patients.

Looking ahead, I am filled with optimism and excitement about the future of Allarity Therapeutics. Our clinical portfolio of former Big Pharma drug candidates, dovitinib, IXEMPRA®, and especially stenoparib, together with their respective DRP® CDx’s, holds immense potential for “Realizing the Promise of Personalized Cancer Care” and improving patient outcomes. Our proprietary DRP® platform continues to demonstrate its predictive power in prospective (as well as retrospective) clinical trials. This unique combination of novel cancer drug + patient-selective DRP® CDx positions us at the forefront of personalized medicine, enabling us to positively impact and improve cancer patients’ lives worldwide.

I want to express my deep gratitude to our dedicated Allarity team, whose unwavering commitment and hard work have been instrumental in overcoming the many obstacles we have faced throughout the last 18 months and brought us to this point of solid advancement toward achieving our mission. Their expertise and passion drive us forward every day. I want to sincerely thank you, our Shareholders, for your continued support and belief in our team and our important mission, and to assure you that we remain steadfast in our commitment to creating long-term value.

Thank you for your continuing trust and partnership. I ask you to stay on this journey with our dedicated team. Allarity Therapeutics will continue to push the boundaries of what is possible in oncology therapeutic development and to improve the lives of cancer patients worldwide.

With Warm Regards,

James G. Cullem

CEO, Allarity Therapeutics

Allarity Therapeutics, Inc.   I   24 School Street, 2nd Floor    I   Boston, MA   I   U.S.A.    I   NASDAQ: ALLR    I   www.allarity.com

Forward-Looking Statements

This lettter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide Allarity’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “toward,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements related to the expected availability of capital to fund its anticipated clinical trials, statements related to advancing dovitinib in combination with stenoparib or another therapeutic candidate or other approved drug, any statements related to ongoing clinical trials for stenoparib as a monotherapy or in combination with another therapeutic candidate for the treatment of advanced ovarian cancer, or ongoing clinical trials (in Europe) for IXEMPRA® for the treatment of metastatic breast cancer, statements relating to the effectiveness of the Company’s DRP® companion diagnostics platform in predicting whether a particular patient is likely to respond to a specific drug, including but not limited to Deflexifol™, and statements related to the Company’s ability to maintain compliance with the Nasdaq Listing Rule. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive reviews of the data, and as more patient data become available, the risk that results of a clinical study are subject to interpretation and additional analyses may be needed and/or may contradict such results, the receipt of regulatory approval for dovitinib or any of our other therapeutic candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our therapeutic candidates, and the risk that the current COVID-19 pandemic will impact the Company’s current and future clinical trials and the timing of the Company’s preclinical studies and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K annual report on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov , and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Allarity Therapeutics, Inc.   I   24 School Street, 2nd Floor    I   Boston, MA   I   U.S.A.    I   NASDAQ: ALLR    I   www.allarity.com